Exhibit 99.1

PMGC Holdings Inc. Announces Closing of Elevai Skincare Divestiture

Subtitle 1: Strategic Divestment Reduces Cash Burn and Enhances Operational Efficiency

Newport Beach, CA, January 16, 2025 – PMGC Holdings Inc. (formerly Elevai Labs Inc.) (the “Company” or “PMGC”) (Nasdaq: ELAB) a diversified holding company today announced the closing of the previously announced divestiture of its 100% wholly owned subsidiary Elevai Skincare Inc. (“Elevai”) pursuant to a definitive purchase agreement with Carmell Corporation (“Carmell”) (the “Divestiture”) and reaffirms its commitment to accelerating shareholder value creation and market leadership following the sale of its skincare subsidiary, Elevai Skincare. This strategic Divestiture marks a significant milestone in PMGC’s journey as a diversified holding company.

At the closing of the Divestiture (the “Closing”), the purchase consideration paid to PMGC consisted of the following:

●	Approximately $1.1 million of Carmell common stock at a price of $0.8488 per share as follows:

●	1,149,226 shares of Carmell common stock at Closing, plus;

●	117,814 shares of Carmell common stock held back by Carmell to secure indemnification obligations of PMGC and Elevai for 12 months after Closing;

●	Approximately $57,000 in cash to be paid by Carmell upon the sale of specified inventory existing as of the Closing; and

●	Carmell’s assumption of contractual liabilities and trade payables of Elevai at the Closing.

Additional post-Closing earnout consideration of:

●	5% of net sales from Elevai’s existing products paid annually during the 5-year period following the Closing, and

●	One-time milestone payment of $500,000 if Elevai’s hair and scalp products achieve $500,000 in net revenue within 24 months following the Closing.

The sale was executed to maximize immediate financial benefit while securing future upside through structured royalties and milestone payments. It has notably strengthened PMGC’s balance sheet, reduced operational losses, and paved the way for new opportunities that align with the company's long-term vision.

Following the Closing, the total number of PMGC common stock outstanding was approximately 3.07 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Elevai:

A wholly-owned subsidiary of PMGC, Elevai is developing and commercializing cutting-edge physician-dispensed skin and hair care applications that focus on science-backed applications for the physician-dispensed market, utilizing cutting-edge technologies to redefine skincare and hair care, including its stem cell exosome technology.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. Currently, our portfolio consists of three wholly owned subsidiaries: Northstrive Biosciences Inc., PMGC Research Inc., and PMGC Capital LLC. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC Holdings’ filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

IR Contact:

IR@pmgcholdings.com